As filed with the Securities and Exchange Commission on December 12, 2023.

Registration No. ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOUGHBUILT INDUSTRIES, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3420	46-0820877
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8669 Research Drive

Irvine, CA 92618

Telephone: (949) 528-3100

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Mr. Michael Panosian

Chief Executive Officer

ToughBuilt Industries, Inc.

8669 Research Drive

Irvine, CA 92618

Telephone: (949) 528-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Ross D. Carmel, Esq.
Philip Magri, Esq.
Sichenzia Ross Ference Carmel LLP
1185 Ave. of the Americas, 31st Floor
New York, NY 10036
Tel: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated: _____________

ToughBuilt Industries, Inc.

Up to [____] Shares of Common Stock

Up to [____] Pre-funded Warrants to Purchase up to [____] Shares of Common Stock

Up to [____] Series F Common Warrants to Purchase up to [____] Shares of Common Stock

Placement Agent Warrants to Purchase up to [____] Shares of Common Stock

 (and Shares of Common Stock underlying the Series F Common Warrants, pre-funded warrants and Placement Agent Warrants)

We are offering up to [____] shares of common stock, together with Series F warrants to purchase up to [____] shares of common stock, each a Series F Common Warrant, at an assumed combined public offering price of $[____] per share and Series F Common Warrant (and the shares issuable from time to time upon exercise of the Series F Common Warrants) pursuant to this prospectus. The assumed combined public offering price is equal to the $[____] closing price per share of our common stock on The Nasdaq Capital Market (“Nasdaq”) on [____], 2023. The shares of common stock and Series F Common Warrants will be separately issued, but must be purchased together in this offering. The shares of common stock and Series F Common Warrants will be sold in fixed combinations, with each share of common stock that we sell in this offering being accompanied by one Series F Common Warrant to purchase one share of common stock. Each Series F Common Warrant will have an exercise price of $[____], and will be exercisable upon issuance and will expire five years from the date of issuance.

We are also offering up to [____] pre-funded warrants, or pre-funded warrants, to purchase up to an aggregate of [____] shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share. Each pre-funded warrant is being issued together with one Series F Common Warrant to purchase one share of common stock as described above being issued with each share of common stock. The assumed combined public offering price for each such pre-funded warrant, together with the Series F Common Warrant, is $[____] which is equal to the $[____] closing price of our common stock on Nasdaq on [____], 2023, less the $0.0001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be exercisable upon issuance and will expire when exercised in full. The pre-funded warrants and Series F Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon the exercise of the pre-funded warrants and the Series F Common Warrants.

This offering will terminate on [____], unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share of common stock (or pre-funded warrant) and Series F Common Warrant will be fixed for the duration of this offering.

We have engaged __________ (the “placement agent”) to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent the fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 12 of this prospectus for more information regarding these arrangements.

Our common stock is currently listed on Nasdaq under the symbol “TBLT.” On [____], 2023, the closing price of our common stock on Nasdaq was $[____] per share. All share, Series F Common Warrant, and pre-funded warrant numbers are based on an assumed combined public offering price of $[____] share and the accompanying Series F Common Warrant and $[____] pre-funded warrant and the accompanying Series F Common Warrant. There is no established public trading market for the pre-funded warrants or the Series F Common Warrants that are part of this offering, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants or the Series F Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and the Series F Common Warrants will be limited.

The actual combined public offering price per share and Series F Common Warrant and the actual combined public offering price per pre-funded warrant and Series F Common Warrant will be determined between us, the placement agent and investors in this offering based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering and may be at a discount to the current market price of our common stock. Therefore, the recent market price used throughout this prospectus may not be indicative of the final offering price.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page [____] of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share and Accompanying Series F Common Warrant	Per Pre- Funded Warrant and Accompanying Series F Common Warrant	Total
Public offering price (1)	$	$	$
Placement Agent Fees (2)	$	$	$
Proceeds to us, before expenses (3)	$	$	$

(1)	Based on an assumed offering price of $[____] per share and accompanying Series F Common Warrant. The final offering price per share of common stock and accompanying Series F Common Warrant, or pre-funded warrant and accompanying Series F Common Warrant, as the case may be, will be determined by the Company, Placement Agent and the investors in this offering and may be a discount to the market price of the Company’s common stock.

(2)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain of its offering related expenses, including a management fee equal to 0.5% of the aggregate gross proceeds raised in this offering, reimbursement for non-accountable expenses in an amount up to $50,000, legal fees and other out-of-pocket expenses in the amount of up to $100,000, and for its clearing expenses in the amount of $15,950. In addition, we have agreed to issue the placement agent or its designees warrants to purchase a number of shares of common stock equal to 6.0% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the pre-funded warrants), at an assumed exercise price of $[____] per share, which represents 125% of the assumed public offering price per share and accompanying Series F Common Warrant. For a description of compensation to be received by the placement agent, see “Plan of Distribution” for more information.
(3)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

The delivery of the shares of common stock (or pre-funded warrants in lieu thereof) and the Series F Common Warrants to purchasers is expected to be made on or about       , 2023, subject to satisfaction of customary closing conditions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2023.

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future and variations thereof.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

•	our ability to continue as a going concern;
•	our ability to maintain our listing on the Nasdaq Capital Market or any exchange;
•	our lack of operating history;
•	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital;
•	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;
•	our dependence on third-parties to manufacture our products;
•	our ability to maintain or protect the validity of our intellectual property;
•	our ability to our and our customers’ information from cyberattacks;
•	interpretations of current laws and the passages of future laws;
•	the accuracy of our estimates regarding expenses and capital requirements;
•	our ability to adequately support organizational and business growth; and
•	the continued spread of COVID-19 and the resulting global pandemic and its impact on our financial condition and results of operations.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. You should review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “ToughBuilt” “the Company,” “we,” “us” and “our” refer to ToughBuilt Industries, Inc., a Nevada corporation, and its subsidiaries.

Overview

We were formed to design, manufacture, and distribute innovative tools and accessories to the building industry. We market and distribute various home improvement and construction product lines for both Do-It-Yourself and professional markets under the TOUGHBUILT® brand name, within the global multibillion-dollar per year tool market. All of our products are designed by our in-house design team. Since our initial launch of product sales nine years ago, we have experienced annual sales growth from approximately $1,000,000 in 2013 to approximately $95,000,000 in 2022.

Our business is currently based on development of innovative and state-of-the-art products, primarily in tools and hardware category, with particular focus on building and construction industry with the ultimate goal of making life easier and more productive for contractors and workers alike.

Our three major categories contain a total of 29 product lines, consisting of (i) Soft Goods, which includes kneepads, tool bags, pouches and tool belts, (ii) Metal Goods, which consists of sawhorses, tool stands and workbench and (iii) Utility Products, which includes utility knives, aviation snips, shears, lasers and levels. We also have several additional categories and product lines in various stages of development.

We design and manage our product life cycles through a controlled and structured process. We involve customers and industry experts from our target markets in the definition and refinement of our product development. Product development emphasis is placed on meeting and exceeding industry standards and product specifications, ease of integration, ease of use, cost reduction, design-for manufacturability, quality, and reliability.

Our mission consists, of providing products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being, and building high brand loyalty.

We operate through the following subsidiaries: (i) ToughBuilt Industries UK Limited; (ii) ToughBuilt Mexico; (iii) ToughBuilt Armenia, LLC; and (iv) ToughBuilt Brazil.

Recent Developments

At the Company’s annual stockholders’ meeting held on December 11, 2023, a majority of the voting capital stock present at the meeting in person or by proxy approved to amend the Company’s articles of incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of between 1-for-20 to 1-for-100, with the exact ratio to be determined by the Board of Directors. The purpose of the reverse stock split is to enable the Company to regain compliance with Nasdaq’s $1.00 minimum bid requirement under Nasdaq Rule 5550(a)(2). See “Risk Factors; Our inability to regain compliance with Nasdaq’s Minimum Bid Price Requirement would have a negative impact on our business.”

Business Developments

The following highlights recent material developments in our business:

•	In October 2023, the Company launched its StackTech product line with an initial rollout more than 25 SKUs. StackTech is an intuitive modular storage toolbox system and StackTech™ is the world’s first auto-locking stacking tool storage solution with 14 unique features.
•	In August 2023, the Company expanded its distribution in the European Union with two major retail groups, La Platforme Du Batiment and Prolians, servicing professional customers in France and Spain.
•	In August 2023, the Company expanded its distribution of products to customers in the United Kingdom through new business with Howdens UK and City Electrical Factors UK (“CEF”), marking entry into a combined network of more than 1,200 retail locations nationwide.

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•	In February 2023, the Company launched its new line of pliers and clamps comprised of more than 40 SKUs.
•	In January 2023, we launched more than 40 new SKUs into the Handheld Screwdrivers segment, including ratcheting bit drivers, insulated screwdrivers, precision, slotted, Phillips, Torx and cabinet screwdrivers and demolition drivers.
•	In January 2023, we expanded our distribution agreement with Sodimac, the largest home improvement and construction supplier in South America. In this extended agreement, stores in Chile, Peru, Argentina, Colombia, Brazil, and Uruguay will initially begin with 15 SKUs in-store and brings 23 SKUs to Sodimac’s online marketplace.
•	In January 2023, we launched more than 20 new SKUs into the Handheld Wrenches segment, including adjustable wrenches, construction wrenches and pipe wrenches.

Our Products

We create innovative products that help our customers build faster, build stronger, and work smarter. We accomplish this by listening to what our customers want and need and researching how professionals work, then we create tools that help them save time, hassle and money.

TOUGHBUILT® manufactures and distributes an array of high-quality and rugged tool belts, tool bags, and other personal tool organizer products. We also manufacture and distribute a complete line of knee pads for various construction applications, a variety of metal goods, including utility knives, aviation snips and shears and digital measures such as lasers and levels. Our line of job site tools and material support products consists of a full line of miter saw and table saw stands, sawhorses/job site tables, roller stands and workbench. All of our products are designed and engineered in the United States and manufactured in China, India and the Philippines under our quality control supervision. We do not need government approval for any of our products.

Our soft-sided tool storage line is designed for a wide range of Do-It-Yourself and professional needs. This line of pouches and tool and accessories bags is designed to organize our customers’ tools faster and easier. Interchangeable pouches clip on and off any belt, bag ladder wall, or vehicle. Our products let our customers carry what they want so they have it when they want it. ToughBuilt’s wide mouth tool carry-all bags come in sizes from 12 inches to 30 inches. They all have steel-reinforced handles and padded shoulder straps which allow for massive loads to be carried with ease. Rigid plastic hard-body lining protects everything inside. Double mesh pockets included inside provide complete visibility for stored items. They include a lockable zipper for added security and safety and secondary side handles for when it takes more than one to carry the load.

All of these products have innovative designs with unique features that provide extra functionality and enhanced user experience. Patented features such as our exclusive “Cliptech” mechanism incorporated in some of the products in this line are unique in these products for the industry and have distinguished the line from other similarly situated products thus we believe, increasing appeal among the other products of this category in the professional community and among the enthusiasts.

Soft Goods

The flagship of the product line is the soft goods line that consists of over 100 variations of tool pouches, tool rigs, tool belts and accessories, tool bags, totes, variety of storage solutions, and office organizers/bags for laptop/tablet/cellphones, etc. Management believes that the breadth of the line is one of the deepest in the industry and has specialized designs to suit professionals from all sectors of the industry including plumbers, electricians, framers, builders, and more.

We have a selection of over 10 models of kneepads, some with revolutionary and patented design features that allow the users to interchange components to suit particular conditions of use. Management believes that these kneepads are among the best performing kneepads in the industry. Our “all terrain” knee pad protection with snapshell technology is part of our interchangeable kneepad system which helps to customize the jobsite needs. They are made with superior quality using multilevel layered construction, heavy-duty webbing, and abrasion-resistant PVC rubber.

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Metal Goods

Sawhorses and Work Support Products

The second major category consists of Sawhorses and Work Support products with unique designs and robust construction targeted for the most discerning users in the industry. The innovative designs and construction of the more than 18 products in this category have led to the sawhorses becoming among the best sellers of category everywhere they are sold. The newest additions in this category include several stands and work support products that are quickly gaining recognition in the industry and are expected to position themselves in the top tier products in a short time. Our sawhorse line, miter saw, table saw & roller stands and workbench are built to very high standards. Our sawhorse/jobsite table is fast to set up, holds 2,400 pounds, has adjustable heights, is made of all-metal construction, and has a compact design. We believe that these lines of products are slowly becoming the standard in the construction industry.

All of our products are designed in house to achieve features and benefits for not only the professional construction worker but also for the Do-It-Yourself person.

Electronic Goods

Digital measures and levels

TOUGHBUILT’s third major product line is the digital measure and levels. These digital measures are targeted towards the PROs for accurate job site measuring, to make sure the job is done right and in time. These digital measures help calculate what amount of construction product is needed to finish the job. Such as measures for floors, tile, and paint.

Our Business Strategy

 Our product strategy is to develop product lines in a number of categories rather than focus on a single line of goods. We believe that this approach allows for rapid growth, wider brand recognition, and may ultimately result in increased sales and profits within an accelerated time period. We believe that building brand awareness of our current ToughBuilt lines of products will expand our share of the pertinent markets. Our business strategy includes the following key elements:

•	A commitment to technological innovation achieved through consumer insight, creativity, and speed to market;
•	A broad selection of products in both brand and private labels;
•	Prompt response;
•	Superior customer service; and
•	Value pricing.

We will continue to consider other market opportunities while focusing on our customers’ specific requirements to increase sales.

Market

In addition to the construction market, our products are marketed to the “Do-It-Yourself” and home improvement marketplace. The home improvement industry has fared much better in the aftermath of the Great Recession than the housing market. The U.S. housing stock of more than 130 million homes requires regular investment merely to offset normal depreciation. And many households that might have traded up to more desirable homes during the downturn decided instead to make improvements to their current homes. Meanwhile, federal and state stimulus programs encouraged homeowners and rental property owners to invest in energy-efficient upgrades that they might otherwise have deferred. Finally, many rental property owners, responding to a surge in demand from households either facing foreclosure or nervous about buying amid the housing market uncertainty, reinvested in their units.

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TOUGHBUILT® products are available worldwide in many major retailers ranging from home improvement and construction products and services stores to major online outlets. Currently, we have placement in Lowes, Home Depot, Menards, Bunnings (Australia), Princess Auto (Canada), Dong Shin Tool PIA (S. Korea) and others, as well as seeking to grow our sales in global markets such as Western and Central Europe, Russia and Eastern Europe, South America and the Middle East.

Retailers by region include:

•	United States: Lowe’s, Home Depot, Menards, Harbor Freight, ACE Hardware, Acme, TSC-Canada: Princess Auto;
•	United Kingdom: Wickes, TOOL STATION, Huws Gray, Selco Builders Warehouse, MKM, City Electrical Factors, and Carpet & Flooring;
•	Europe: Elecktro3 and NCC Hardware;
•	South America: Sodimac;
•	Mexico: Sears;
•	Middle East: Lamed;
•	Australia: Kincrome, and Bunnings;
•	New Zealand: Kincrome, and Bunnings;
•	South Korea: Dong Shin Tool PIA Co., Ltd.

We are actively expanding into other markets including South Africa.

We are currently in product line reviews and discussions with Home Depot Canada, Do It Best, True Value, and other major retailers both domestically and internationally. A product line review requires the supplier to submit a comprehensive proposal which includes product offerings, prices, competitive market studies and relevant industry trends, and other information. Management anticipates, within the near term, adding to its customer base up to three major retailers, along with several distributors and private retailers within six sectors and among fifty-six targeted countries.

Intellectual Property

We hold several patents and trademarks of various durations and believe that we hold, have applied for or license all of the patent, trademark, and other intellectual property rights necessary to conduct our business. We utilize trademarks (licensed and owned) on nearly all of our products and believe having distinctive marks that are readily identifiable is an important factor in creating a market for our goods, in identifying our brands and our Company, and in distinguishing our goods from the goods of others. We consider our ToughBuilt®, Cliptech®, and Fearless® trademarks to be among our most valuable intangible assets. Trademarks registered both in and outside the U.S. are generally valid for 10 years, depending on the jurisdiction, and are generally subject to an indefinite number of renewals for a like period on appropriate application.

In 2019, the United States Patent and Trademark Office (USPTO) granted two new design patents (U.S. D840,961 S and US D841,635 S) that cover ToughBuilt’s ruggedized mobile devices, which are valid for a period of 15 years. We also have several patents pending with the USPTO and anticipate three or four of them to be granted in the near future.

We also rely on trade secret protection for our confidential and proprietary information relating to our design and processes for our products. Copyright protection is also utilized when appropriate.

Domain names are a valuable corporate asset for companies around the world, including ToughBuilt. Domain names often contain a trademark or service mark or even a corporate name and are often considered intellectual property. The recognition and value of the ToughBuilt name, trademark, and domain name are our core strengths.

We have entered into and will continue to enter into confidentiality, non-competition, and proprietary rights assignment agreements with our employees and independent contractors. We have entered into and will continue to enter into confidentiality agreements with our suppliers to protect our intellectual property.

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We have not entered into any royalty agreements with respect to our intellectual property.

Going Concern

The Company has incurred substantial operating losses since its inception. As reflected in our consolidated financial statements included in our Quarterly Report for the fiscal quarter ended September 30, 2023, and incorporated by reference herein, we had an accumulated deficit of approximately $173.2 million at September 30, 2023, a net loss of approximately $28.2 million, and approximately $4.1 million of net cash used in operating activities for the nine months ended September 30, 2023. As of November 30, 2023 we had $1.9 million cash on hand. As reflected in our consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2022 and incorporated by reference herein, we had an accumulated deficit of approximately $145 million at December 31, 2022, a net loss of approximately $39.3 million for the year ended December 31, 2022, and approximately $37.3 million of net cash used in operating activities for the year ended December 31, 2022. The consolidated financial statements in our Quarterly Report and Annual Report were prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We anticipate incurring additional losses until such time, if ever, that we will be able to effectively market our products. As such, it is likely that additional financing will be needed by us to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern.

Our revenues for the three months ended September 30, 2023 were $20,630,207, compared to and $30,245,251 for the same period in 2022, a decrease of $9,615,044, or 31.8%. For the nine months ended September 30, 2023, our revenues were $59,722,486, compared to $65,353,651 for the nine months ended September 30, 2022, a decrease of $5,631,165 or 8.6%. Our revenues decreased primarily due to capital constraints which have consequently limited our ability to meet demand for our products. In recognition of the importance of maintaining sufficient inventory levels to meet demand, the Company intends to address this limitation by exploring various financing options. However, the Company acknowledges that there can be no assurance of successfully securing the necessary capital or restoring inventory levels to their desired state in the near term.

This offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]) we believe that the net proceeds from this offering will meet our capital needs for the next [____] months under our current business plan. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will satisfy our capital needs for the next [____] months under our current business plan. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will satisfy our capital needs for the next [____] months under our current business plan. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will satisfy our capital needs for the next [____] months under our current business plan. If we have insufficient capital to operate our business under our current business plan, we have contingency plans for our business that include, among other things, the delay of the introduction of new products, a reduction in headcount, and a reduction of the expansion of our distribution networks, which is expected to substantially reduce revenue growth and delay our profitability. There can be no assurance that our implementation of these contingency plans will not have a material adverse effect on our business.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the December 31, 2023, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

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•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	reduced disclosure obligations regarding executive compensation; and
•	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or a public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Corporate History

We were incorporated in the State of Nevada on April 9, 2012, as Phalanx, Inc. We changed our name to ToughBuilt Industries, Inc. on December 29, 2015. On September 18, 2018, we effected a 1-for-2 reverse stock split of our common stock. We consummated our initial public offering pursuant to a registration statement on Form S-1 (File No: 333-226104) declared effective by the SEC on November 8, 2018, and become an SEC Exchange Act reporting company pursuant to a Form 8-A (File No. 001-38739) on November 8, 2018. On April 15, 2020, we effected a 1-for-10 reverse stock split of our common stock. On April 25, 2022, we effected a 1-for-150 reverse stock split of our common stock. All share amounts and dollar amounts have been adjusted for the reverse stock splits.

Our principal executive offices are located at 8669 Research Drive, Irvine, CA 92618, and our telephone number is (949) 528-3100. Our website address is www.toughbuilt.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

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THE OFFERING

Common Stock to be Offered

Up to [____] shares of common stock based on the sale of our common stock at an assumed combined public offering price of $[____] share of common stock, which is the equal to the closing price of our common stock on [____], 2023, assuming no sale of any pre-funded warrants.

Pre-funded warrants to be Offered

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying Series F Common Warrant will equal the price at which the share of common stock and accompanying Series F Common Warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full.

This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue one Series F Common Warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of Series F Common Warrant sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Series F Common Warrants to be Offered

Each share of our common stock and each pre-funded warrant to purchase one share of our common stock is being sold together with one Series F Common Warrant to purchase one share of our common stock.

Each Series F Common Warrant will have an exercise price of $[____] and will be exercisable upon issuance and will expire five years from the date of issuance.

The shares of common stock and pre-funded warrants, and the accompanying Series F Common Warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series F Common Warrants.

Offering Period	This offering will terminate on [____] unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share of common stock (or pre-funded warrant in lieu thereof) and Series F Common Warrant will be fixed for the duration of this offering.

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Placement Agent Warrants

We have agreed to issue to the placement agent or its designees warrants (the “Placement Agent Warrants”) to purchase up to 6.0% of the aggregate number of shares of common stock (or pre-funded warrants in lieu thereof) sold in this offering at an exercise price equal to 125% of the public offering price per share and accompanying Series F Common Warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering.

Common Stock to be Outstanding Immediately After this Offering(1)	[____] shares, (assuming we sell only shares of common stock and no pre-funded warrants and assuming no exercise of the Series F Common Warrants).
Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $[____], assuming an offering with gross proceeds of $[____], based on an assumed combined public offering price of $[____] per share of common stock and accompanying Series F Common Warrant , after deducting the placement agent fees and estimated offering expenses payable by us, and assuming we sell only shares of common stock and no pre-funded warrants and excluding the proceeds, if any, from the exercise of the Series F Common Warrants in this offering. We currently intend to use any of the net proceeds for working capital purposes.

Dividend Policy	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends in the future.
Risk Factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page [____] of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

National Securities Exchange Listing	Our common stock is listed on Nasdaq Capital Market under the symbol “TBLT.” There is no established public trading market for the pre-funded warrants or Series F Common Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or Series F Common Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and Series F Common Warrants will be limited.

(1)	The above discussion and table are based on 36,915,222 shares outstanding as of December 12, 2023 and excludes:
•	1,351,271 shares of common stock issuable upon the exercise of outstanding stock options and restricted stock units (“RSUs”);
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16,384 shares of common stock issuable upon the exercise of 329,667 warrants (each warrant is exercisable into 1/20th of a share of common stock) issued in January 1, 2020 for $150.00 per share until January 23, 2025;

•	102,450 shares of common stock issuable upon the exercise of 102,450 warrants issued on June 2, 2020 for $150.00 per share until June 6, 2025;
•	133 shares of common stock issuable upon the exercise of warrants issued to the placement agents for $1,500 per share until August 18, 2024;
•	622 shares of common stock issuable upon the exercise of Series A Warrants for $5,505 per share until January 24, 2024;
•	153,433 shares of common stock issuable upon the exercise of warrants issued in connection with a July 2021 private placement offering for $121.50 per share until July 14, 2026 (the “July 2021 Offering”);
•	18,412 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the July 2021 Offering for $162.94 per share until July 14, 2026;
•	125,000 shares of common stock issuable upon the exercise of the warrants issued to the investors of the Series F Preferred Stock and Series G Preferred Stock for $37.65 per share until February 15, 2027 (the “February 2022 Offering”);
•	10,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the February 2022 Offering for $7.50 per share until February 15, 2027;

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•	5,000 shares of common stock issuable upon the exercise of warrants for $1.90 per share until June 22, 2027 (the “June 2022 Offering”);
•	189,474 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the June 2022 Offering for $2.375 per share until June 22, 2027;
•	240,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with a private placement for $6.25 per share until July 28, 2025 (the “July 2022 Private Placement”);
•	157,195 shares of common stock issuable upon exercise of preferred investment options issued to the placement agent in connection with the 2022 Private Placement for $3.578365 per share until November 17, 2025;
•

10,602,353 shares of common stock issuable upon the exercise of Series D warrants issued in a public offering pursuant to a registration statement on Form S-1 (File No: 333-271181) on June 23, 2023 to purchase 10,975,611 shares of common stock for $0.29 per share until June 21, 2028 (the “June 2023 Offering);

•	658,527 shares issuable upon the exercise of warrants issued to the placement agent of the June 2023 Offering for $0.5125 per share until June 21, 2028;
•

21,239,822 shares of common stock issuable upon the exercise of warrants issued to holders of our Series C Preferred Investment Options pursuant to an inducement letter agreement, dated August 14, 2023, for $0.3201 per share until August 17, 2028 (the “August 2023 Offering”); and

•

637,195 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the August 2023 Offering to purchase 637,195 shares of common stock for $0.4001 per share until August 17, 2028.

Unless otherwise indicated, all information contained in this prospectus assumes (i) no pre-funded warrants are sold in this offering, (ii) no exercise of the Series F Common Warrants offered for sale in this offering, and (iii) no exercise of the warrants issuable to the placement agent in this offering.

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RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors set forth below and incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q, and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

Risks Related to Our Company

There is substantial doubt about our ability to continue as a going concern.

We have incurred substantial operating losses since its inception. As reflected in our consolidated financial statements included in our Quarterly Report for the fiscal quarter ended September 30, 2023, and incorporated by reference herein, we had an accumulated deficit of approximately $173.2 million at September 30, 2023, a net loss of approximately $28.2 million, and approximately $4.1 million of net cash used in operating activities for the nine months ended September 30, 2023. As of November 30, 2023, we had $1.9 million cash on hand. As reflected in our consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2022 and incorporated by reference herein, we had an accumulated deficit of approximately $145 million at December 31, 2022, a net loss of approximately $39.3 million for the year ended December 31, 2022, and approximately $37.3 million of net cash used in operating activities for the year ended December 31, 2022. The consolidated financial statements in our Quarterly Report and Annual Report were prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We anticipate incurring additional losses until such time, if ever, that we will be able to effectively market our products. As such, it is likely that additional financing will be needed by us to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern. Our revenues for the three months ended September 30, 2023 were $20,630,207, compared to and $30,245,251 for the same period in 2022, a decrease of $9,615,044, or 31.8%. For the nine months ended September 30, 2023, our revenues were $59,722,486, compared to $65,353,651 for the nine months ended September 30, 2022, a decrease of $5,631,165 or 8.6%. Our revenues decreased primarily due to capital constraints which have consequently limited our ability to meet demand for our products. In recognition of the importance of maintaining sufficient inventory levels to meet demand, the Company intends to address this limitation by exploring various financing options. However, the Company acknowledges that there can be no assurance of successfully securing the necessary capital or restoring inventory levels to their desired state in the near term.

This offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will meet our capital needs for the next [____] months under our current business plan. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will satisfy our capital needs for the next [____]  months under our current business plan. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will satisfy our capital needs for the next [____] months under our current business plan. Assuming that we receive net proceeds of approximately $[____] from this offering (assuming an offering with gross proceeds of $[____]), we believe that the net proceeds from this offering will satisfy our capital needs for the next [____] months under our current business plan. If we have insufficient capital to operate our business under our current business plan, we have contingency plans for our business that include, among other things, the delay of the introduction of new products, a reduction in headcount, and a reduction of the expansion of our distribution networks, which is expected to substantially reduce revenue growth and delay our profitability. There can be no assurance that our implementation of these contingency plans will not have a material adverse effect on our business.

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Following this offering, we will seek to obtain additional capital through the sale of debt or equity financings or other arrangements to fund operations; however, there can be no assurance that we will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity may dilute investors and newly issued shares may contain senior rights and preferences compared to currently outstanding shares of common stock. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to stockholders. If we are unable to obtain such additional financing, future operations would need to be scaled back or discontinued. Due to the uncertainty in our ability to raise capital, management believes that there is substantial doubt in our ability to continue as a going concern for the next twelve months.

We will require additional capital in order to achieve profitability. and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required.

We may not be able to generate any profit in the foreseeable future. For the nine months ended September 30, 2023, we had a net loss of approximately $[____], as compared to a net loss of approximately $[____] for the nine months ended September 30, 2022. For the fiscal year ended December 31, 2022, we have a net loss of approximately $39.3 million compared to a net loss of approximately $38.0 million for the fiscal year ended December 31, 2021. Accordingly, there is no assurance that we will realize profits in fiscal year 2023 or thereafter. If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our Company as a going concern. however, we cannot give assurance that we can increase our cash balances or limit our cash consumption and thus maintain sufficient cash balances for our planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. We will need to raise additional capital in the future. However, we cannot assure you that we will be able to raise additional capital on acceptable terms, or at all. Our inability to generate profits could have an adverse effect on our financial condition, results of operations, and cash flow.

Our inability to regain compliance with Nasdaq’s Minimum Bid Price Requirement would have a negative impact on our business.

On July 7, 2023, the Company received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company failed to maintain a minimum bid price of at least $1.00 per share for the prior 30 consecutive trading day period from May 23, 2023 to July 6, 2023, based upon the closing bid price for its common stock as required by Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until January 3, 2024, to regain compliance with the Bid Price Requirement under Nasdaq Listing Rule 5550(a)(2). During the compliance period, the Company’s common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive trading days, unless extended by Nasdaq under Nasdaq Rule 5810(c)(3)(G), prior to January 3, 2024. In the event the Company does not regain compliance during the compliance period, the Company may be eligible for additional 180 calendar days to comply with Nasdaq Listing Rule 5550(a)(2), subject to the Company satisfying the continued listing requirement for the market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market with the exception of the bid price requirement, subject to Nasdaq’s approval.

At the Company’s annual stockholders’ meeting held on December 11, 2023, a majority of the voting capital stock present at the meeting in person or by proxy approved to amend the Company’s articles of incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of between 1-for-20 to 1-for-100, with the exact ratio to be determined by the Board of Directors. The purpose of the reverse stock split is to enable the Company to regain compliance with Nasdaq’s $1.00 minimum bid requirement under Nasdaq Rule 5550(a)(2). However, there can be no assurance that we will regain compliance with the Bid Price Requirement by the January 3, 2024 deadline, or that we will be eligible for the second 180 day compliance period. Our inability to regain compliance with the Bid Price Requirement would materially impair our ability to raise capital. Moreover, if we were unable to regain compliance with the Bid Price Requirement, our common stock would likely then trade only in the over-the-counter market and the market liquidity of our common stock could be adversely affected and its market price could decrease. If our common stock were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

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Cybersecurity threats and attacks have become increasingly sophisticated and prevalent. These threats may result in unauthorized access to our systems and data, data breaches, disruption of our operations, financial losses, and damage to our brand and reputation.

Our business faces cybersecurity risks that could have a material adverse effect on our business operations, financial condition, and reputation. Key factors contributing to cybersecurity risks include, but are not limited to:

•	Constantly Evolving Threat Landscape: The landscape of cybersecurity threats is constantly evolving, with new attack vectors, malware, and vulnerabilities emerging regularly. We may not be able to anticipate or mitigate all potential threats effectively.
•	Data Vulnerability: We collect, store, and process sensitive customer and corporate data, making us a target for cybercriminals seeking to steal or exploit this information. A data breach could lead to financial and legal liabilities, including regulatory fines and customer trust erosion.
•	Third-Party Risks: Our reliance on third-party vendors, suppliers and service providers exposes us to risks associated with their cybersecurity practices. A breach or security failure in a third-party system could impact our operations and data.
•	Phishing and Social Engineering: Employees and individuals connected to our organization may be susceptible to phishing attacks or social engineering tactics that compromise security. Human error or manipulation can lead to breaches.
•	Regulatory Compliance: We are subject to various data protection and privacy regulations, and non-compliance could result in legal and financial penalties. Adhering to these regulations requires ongoing efforts and resources.
•	Business Interruption: A cyberattack or system breach may disrupt our operations, affecting our ability to serve customers, fulfill orders, and maintain revenue, resulting in financial losses.
•	Reputation Damage: A publicized cybersecurity incident can significantly damage our brand and reputation, leading to customer churn and reduced market confidence.

Additionally, on July 26, 2023, the SEC adopted new cybersecurity disclosure rules for public companies that require disclosure regarding cybersecurity risk management (including the corporate board’s role in overseeing cybersecurity risks, management’s role and expertise in assessing and managing cybersecurity risks, and processes for assessing, identifying and managing cybersecurity risks) in annual reports. These new cybersecurity disclosure rules also require the disclosure of material cybersecurity incidents in a Form 8-K, generally within four days of determining an incident is material. We will be subject to such annual report disclosure requirements starting with our 2024 Form 10-K and we will be subject to such Form 8-K disclosure requirements starting June 15, 2024.

We may at times fail (or be perceived to have failed) in our efforts to comply with our privacy and data security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could negatively impact our business operations.

Any failure or perceived failure by us or third parties upon whom we rely to comply with obligations, relating to privacy and data security may result in significant consequences including but not limited to governmental investigations and enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar), litigation, additional reporting requirements and/or oversight, bans on processing personal data, and orders to destroy or not use personal information.

Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to loss of customers; interruptions or stoppages in our business operations; inability to process personal information; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

We are highly dependent upon manufacturers in China, India and the Philippines and an interruption in such relationships or our ability to obtain products from them could adversely affect our business and results of operations.

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Our products are manufactured by factories located in China, India, and the Philippines. Our ability to acquire products from our suppliers in amounts and on terms acceptable to us is dependent on a number of factors which are unforeseeable and may be beyond our control. For example, financial or operational difficulties that some of our manufacturers may face could result in an increase in the cost of the products we purchase from them. If we do not maintain our relationships with our existing manufacturers or fail to find replacement or additional manufacturers in a timely manner and on acceptable commercial terms, we may not be able to continue to offer our products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers and our sales could decline.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in our Quarterly Report on Form 10-Q for the nine-months ended September 30, 2023, we identified several material weaknesses in our internal control over financial reporting. As a result of these material weaknesses, our management concluded that our internal control over financial reporting was not effective as of September 30, 2023.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis, which could result in a material adverse effect on our business. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In addition, we would likely incur additional accounting, legal and other costs in connection with any remediation steps. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

To respond to these material weaknesses, we have devoted, and plan to continue to devote, effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include investing in information technology (“IT”) systems to enhance our operational and financial reporting and internal controls, enhancing our organizational structure to support financial reporting processes and internal controls, further developing and documenting detailed policies and procedures regarding business processes for significant accounts, critical accounting policies and critical accounting estimates, establishing effective general controls over IT systems to ensure that information produced can be relied upon by process level controls is relevant and reliable, providing guidance, education and training to employees relating to our accounting policies and procedures. Additionally, we have hired, and plan to continue to hire, as resources permit, qualified accounting personnel to better manage our functional controls and segregate responsibilities. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

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The security of our information technology systems may be compromised in the event of system failures, unauthorized access, cyberattacks or a deficiency in our cybersecurity, and confidential information, including non-public personal information that we maintain, could be improperly disclosed.

We rely extensively on information technology and systems including internet sites, data hosting, physical security, and software applications and platforms. Despite our security measures, our information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, power outages, user errors or catastrophic events. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems, by our employees, others with authorized access to our systems or unauthorized persons could negatively impact or interrupt operations. The use of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our systems or our third-party systems. We could also experience a business interruption, theft of confidential information or reputational damage from malware or other cyberattacks, which may compromise our systems or lead to data leakage, either internally or at our third-party providers.

As part of our business, we maintain large amounts of confidential information, including non-public personal information on customers and our employees. Breaches in security, either internally or at our third-party providers, could result in the loss or misuse of this information, which could, in turn, result in potential regulatory actions or litigation, including material claims for damages, interruption to our operations, damage to our reputation or otherwise have a material adverse effect on our business, financial condition and operating results. Although we maintain information security policies and systems designed to prevent unauthorized use or disclosure of confidential information, including non-public personal information, there can be no assurance that such use or disclosure will not occur.

Any such business interruption, theft of confidential information or reputational damage from malware or other cyberattacks, or violation of personal information laws, could have a material adverse effect on our business, financial condition, and results of operations.

Product liability claims and other kinds of litigation could affect our business reputation financial condition results of operations and cash flows.

The products that we design and/or have manufactured can lead to product liability claims or other legal claims being filed against us. We have in the past, and may in the future, be subject to legal proceedings other than those relating to product liability claims. To the extent that plaintiffs are successful in showing that a defect in a product’s design, manufacture or warnings led to personal injury or property damage, or that our provision of services resulted in similar injury or damage, we may be subject to claims for damages. Although we are insured for damages above a certain amount, we bear the costs and expenses associated with defending claims, including frivolous lawsuits, and are responsible for damages below the insurance retention amount. In addition to claims concerning individual products, as a manufacturer, we can be subject to costs, potential negative publicity and lawsuits related to product recalls, which could adversely impact our results and damage our reputation.

Even defending against unsuccessful claims could cause us to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to our business, the damage to our reputation and the brands offered on our websites could adversely affect our future reputation and our brand, and could result in a decline in our net sales and profitability.

Risks Related to Ownership of Securities

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

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There is no public market for the Series F Common Warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the Series F Common Warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series F Common Warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Series F Common Warrants and pre-funded warrants will be limited.

The Series F Common Warrants and pre-funded warrants in this offering are speculative in nature.

The Series F Common Warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Series F Common Warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $[____] per share of common stock, and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the Series F Common Warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the Series F Common Warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the Series F Common Warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of Series F Common Warrants to exercise the Common Warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.

Holders of the Series F Common Warrants and pre-funded warrants offered hereby will have no rights as common stockholders with respect to the shares of our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the Series F Common Warrants and pre-funded warrants.

Until holders of the Series F Common Warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, except as set forth in the Series F Common Warrants and pre-funded warrants, such holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the Series F Common Warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

This is a best efforts offering, with no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

We currently, and may in the future, have assets held at financial institutions that may exceed the insurance coverage offered by the Federal Deposit Insurance Corporation, the loss of such assets would have a severe negative affect on our operations and liquidity.

We currently maintain, and may in the future maintain, our cash assets at certain financial institutions in the U.S. in amounts that are, and in the future may be, in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. In the event of a failure of any financial institutions where we maintain our deposits or other assets, we may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect upon our liquidity, financial condition and our results of operations.

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If you purchase our securities in this offering you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional shares of common stock or other securities convertible into or exchangeable for our shares of common stock in the future. We cannot assure you that we will be able to sell shares of common stock or other securities in any other offering at a price per share that is equal to or greater than the price per share of common stock paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of common stock or other securities convertible into or exchangeable for our shares of common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of share options and warrants outstanding. To the extent that outstanding share options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our stock price has been, and may continue to be, volatile.

The market price of our common stock has been, and may continue to be, subject to material volatility. Such fluctuations could be in response to, among other things, various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section, these factors include:

•	We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required;
•	If the hosts of third-party marketplaces limit our access to such marketplaces, our operations and financial results will be adversely affected;
•	Our financial condition and results of operations for the fiscal year 2023 may be adversely affected by the coronavirus outbreak;
•	The increase in commodity prices such as fuel, plastic, and metal could negatively impact our profit margins;
•	The Company’s results of operations could be negatively impacted by inflationary or deflationary economic conditions which could affect the ability to obtain goods from our suppliers in a timely and cost-effective manner;
•	Failure to comply with privacy laws and regulations and failure to adequately protect customer data could harm our business, damage our reputation and result in a loss of customers;
•	If we are unable to protect our intellectual property rights, our reputation and brand could be impaired, and we could lose customers;
•	Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services;
•	Geopolitical conditions, including trade disputes and direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results;
•	Our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market, including the $1.00 minimum closing bid requirement;
•	As a “smaller reporting company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies;
•	If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline; and
•	We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

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In the past, many companies that have experienced volatility and sustained declines in the market price of their stock have become subject to securities class action and derivative action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business. Any insurance we maintain may not provide adequate coverage against potential losses from such securities litigation, and if claims or losses exceed our liability insurance coverage, our business would be adversely impacted. In addition, insurance coverage may become more expensive, which would harm our financial condition and results of operations.

Other international and geo-political events could also have a serious adverse impact on our business. For instance, in February 2022, Russia initiated military action against Ukraine. In response, the United States and certain other countries imposed significant sanctions and trade actions against Russia and could impose further sanctions, trade restrictions, and other retaliatory actions. While we cannot predict the broader consequences, the conflict and retaliatory and counter-retaliatory actions could materially adversely affect global trade, currency exchange rates, inflation, regional economies, and the global economy, which in turn may increase our costs, disrupt our supply chain, impair our ability to raise or access additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $[____], assuming an offering with gross proceeds of $[____], and a combined public offering price per share of common stock and accompanying Series F Common Warrant of $[____], which is equal to the closing price per share of our common stock on Nasdaq on [____], 2023, after deducting the placement agent fees and estimated offering expenses payable by us, assuming no sale of any fixed combinations of pre-funded warrants and Series F Common Warrants offered hereunder and excluding the proceeds, if any, from the exercise of the Series F Common Warrants issued in this offering.

If all the Series F Common Warrants (assuming an offering with gross proceeds of $[____]) are exercised in full for cash, the estimated net proceeds will increase by approximately $[____]. We cannot predict when or if these Series F Common Warrants will be exercised. It is possible that these Series F Common Warrants may expire and may never be exercised. Additionally, the Series F Common Warrants contain a cashless exercise provision that permit exercise of Series F Common Warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. In addition, we may receive proceeds from the exercise of the placement agent warrants, to the extent such placement agent warrants are exercised for cash.

We intend to use the net proceeds from the offering for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including factors described under “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of September 30, 2023. Such information is set forth on the following basis:

•	On an actual basis;
•	On an as adjusted basis to reflect our receipt of the net proceeds our sale and issuance of [____] shares of common stock (assuming no sale of any pre-funded warrants) in this offering based on the assumed public offering price of $[____] share of common stock and assuming an offering with gross proceeds of $[____], after deducting estimated placement agent fees and estimated offering expenses payable by us and after the use of net proceeds therefrom.

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You should read the following table in conjunction with “Use of Proceeds” included in this prospectus. The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2023:

	At September 30, 2023
	Actual (Unaudited)	As Adjusted (1)
Cash, cash equivalents and investments	$1,834,305	$
Common stock, $0.0001 par value, 200,000,000 shares authorized, 36,915,222 shares issued and outstanding at September 30, 2023; shares issued and outstanding, as adjusted	3691
Series C Preferred Stock, $0.0001 par value, 4,268 authorized, 0 issued and outstanding at September 30, 2023	-		-
Series D Preferred Stock, $1,000 par value, 5,775 authorized, 0 issued and outstanding at September 30, 2023	-		-
Series E Preferred Stock, $0.0001 par value, 15 authorized, 0 issued and outstanding at September 30, 2023	-		-
Series F Preferred Stock, $0.0001 par value, 2,500 authorized, 2,500 issued and outstanding at September 30, 2023	-		-
Series G Preferred Stock, $0.0001 par value, 2,500 authorized, 2,500 issued and outstanding at September 30, 2023	-		-
Additional paid-in capital	181,469,690
Accumulated deficit	(173,202,159)
Total stockholders’ equity	8,271,222
Total capitalization	$64,532,850	$

A $0.25 increase or decrease in the assumed public offering price of $[____] per share of common stock (the last reported sale price of our common stock on Nasdaq on [____], 2023) would increase or decrease the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $[____], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Series F Common Warrants issued in this offering and assuming no sale of any pre-funded warrants. An increase or decrease of 1,000,000 shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $[____], assuming no change in the assumed public offering price per share of common stock and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Common Warrants issued in this offering and assuming no sale of any pre-funded warrants.

The above discussion and table are based on 36,915,222 shares outstanding as of December 12, 2023 and excludes:
•	1,351,271 shares of common stock issuable upon the exercise of outstanding stock options and restricted stock units (“RSUs”);
•	16,384 shares of common stock issuable upon the exercise of 329,667 warrants (each warrant is exercisable into 1/20th of a share of common stock) issued in January 1, 2020 for $150.00 per share until January 23, 2025;
•	102,450 shares of common stock issuable upon the exercise of 102,450 warrants issued on June 2, 2020 for $150.00 per share until June 6, 2025;
•	133 shares of common stock issuable upon the exercise of warrants issued to the placement agents for $1,500 per share until August 18, 2024;
•	622 shares of common stock issuable upon the exercise of Series A Warrants for $5,505 per share until January 24, 2024;
•	153,433 shares of common stock issuable upon the exercise of warrants issued in connection with a July 2021 private placement offering for $121.50 per share until July 14, 2026 (the “July 2021 Offering”);
•	18,412 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the July 2021 Offering for $162.94 per share until July 14, 2026;

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•	125,000 shares of common stock issuable upon the exercise of the warrants issued to the investors of the Series F Preferred Stock and Series G Preferred Stock for $37.65 per share until February 15, 2027 (the “February 2022 Offering”);
•	10,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the February 2022 Offering for $7.50 per share until February 15, 2027;
•	5,000 shares of common stock issuable upon the exercise of warrants for $1.90 per share until June 22, 2027 (the “June 2022 Offering”);
•	189,474 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the June 2022 Offering for $2.375 per share until June 22, 2027;
•	240,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with a private placement for $6.25 per share until July 28, 2025 (the “July 2022 Private Placement”);
•	157,195 shares of common stock issuable upon exercise of preferred investment options issued to the placement agent in connection with the November 2022 Private Placement for $3.578365 per share until November 17, 2025;
•	10,602,353 shares of common stock issuable upon the exercise of Series D warrants issued in a public offering pursuant to a registration statement on Form S-1 (File No: 333-271181) on June 21, 2023 (the “June 2023 Offering) to purchase 10,975,611 shares of common stock for $0.29 per share until June 21, 2028;
•	658,527 shares issuable upon the exercise of warrants issued to the placement agent of the June 2023 Offering for $0.5125 per share until June 21, 2028;
•	21,239,822 shares of common stock issuable upon the exercise of warrants issued to holders of our Series C Preferred Investment Options pursuant to an inducement letter agreement, dated August 14, 2023, for $0.3201 per share until August 17, 2028 (the “August 2023 Offering”); and
•	637,195 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the August 2023 Offering to purchase 637,195 shares of common stock for $0.4001 per share until August 17, 2028.

 DILUTION

Purchasers of our securities in this offering will experience an immediate and substantial dilution in the as adjusted net tangible book value of their shares of our common stock. Dilution in net tangible book value represents the difference between the public offering price per share of common stock (attributing no value to the Series F Common Warrants issued in this offering and assuming no sale of any Pre-funded Warrants) and the as adjusted net tangible book value per share of our common stock immediately after the offering.

The historical net tangible book value of our common stock as of September 30, 2023, was $3,711,605, or $0.10 per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of our common stock outstanding as of that date. After giving effect to the sale of shares of common stock in this offering at a public offering price of $[•] per share of common stock (the last reported sale price of our common stock on Nasdaq on December [•], 2023) and assuming no exercise of the Series F Common Warrants issued in this offering and assuming no sale of any Pre-funded Warrants, for net proceeds of approximately $[____], our as adjusted net tangible book value as of September 30, 2023 would have been [____] or approximately $[____] per share of our common stock. This represents an immediate increase in net tangible book value per share of $[____]  to the existing stockholders and an immediate dilution in net tangible book value per share of $[____]  to new investors (assuming no exercise of the Series F Common Warrants issued in this offering, attributing no value to the Series F Common Warrants issued in this offering, and assuming no sale of any Pre-funded Warrants). We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering. The following table illustrates this per share dilution to new investors:

Public offering price per share			$
Historical net tangible book value per share as of September 30, 2023		$0.10
Increase in net tangible book value per share attributable to the offering	$
As adjusted net tangible book value (deficit) per share as of September 30, 2023			$
Dilution in net tangible book value per share to new investors			$

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $[____]  decrease in the assumed public offering price of $[____]  per share of common stock (the last reported sale price of our common stock on Nasdaq on December [____], 2023) would decrease our as adjusted net tangible book value per share after this offering by $[____] and increase dilution per share to new investors purchasing shares of common stock in this offering by $[____], assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Series F Common Warrants issued in this offering and assuming no sale of any Pre-funded Warrants. A $[____] increase in the assumed public offering price of $[____] per share of common stock (the last reported sale price of our common stock on Nasdaq on December [____], 2023) would increase our as adjusted net tangible book value per share after this offering by $[____] and decrease dilution per share to new investors purchasing shares of common stock in this offering by $[____] (assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Series F Common Warrants issued in this offering and assuming no sale of any Pre-funded Warrants). An increase or decrease of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease our as adjusted net tangible book value per share after this offering by $[____] and dilution per share to new investors purchasing shares of common stock in this offering by $[____], assuming no change in the assumed public offering price per share of common stock and after deducting the estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Series F Common Warrants issued in this offering and assuming no sale of any Pre-funded Warrants.

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The above discussion and table are based on 36,915,222  shares outstanding as of December 12, 2023 and excludes:

•	1,351,271 shares of common stock issuable upon the exercise of outstanding stock options and restricted stock units (“RSUs”);
•	16,384 shares of common stock issuable upon the exercise of 329,667 warrants (each warrant is exercisable into 1/20th of a share of common stock) issued in January 1, 2020 for $150.00 per share until January 23, 2025;
•	102,450 shares of common stock issuable upon the exercise of 102,450 warrants issued on June 2, 2020 for $150.00 per share until June 6, 2025;
•	21,239,822 shares of common stock issuable upon the exercise of warrants for $0.3201 until April 14, 2028;
•	133 shares of common stock issuable upon the exercise of warrants issued to the placement agents for $1,500 per share until August 18, 2024;
•	622 shares of common stock issuable upon the exercise of Series A Warrants for $5,505 per share until January 24, 2024;
•	153,433 shares of common stock issuable upon the exercise of warrants issued in connection with a July 2021 private placement offering for $121.50 per share until July 14, 2026 (the “July 2021 Offering”);
•	18,412 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the July 2021 Offering for $162.94 per share until July 14, 2026;
•	125,000 shares of common stock issuable upon the exercise of the warrants issued to the investors of the Series F Preferred Stock and Series G Preferred Stock for $37.65 per share until February 15, 2027 (the “February 2022 Offering”);
•	10,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the February 2022 Offering for $7.50 per share until February 15, 2027;
•	5,000 shares of common stock issuable upon the exercise of warrants for $1.90 per share until June 22, 2027 (the “June 2022 Offering”);
•	189,474 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the June 2022 Offering for $2.375 per share until June 22, 2027;
•	240,000 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with a private placement for $6.25 per share until July 28, 2025 (the “July 2022 Private Placement”);
•	157,195 shares of common stock issuable upon exercise of preferred investment options issued to the placement agent in connection with the November 2022 Private Placement for $3.578365 per share until November 17, 2025;
•	10,602,353 shares of common stock issuable upon the exercise of Series D warrants issued in a public offering pursuant to a registration statement on Form S-1 (File No: 333-271181) on June 21, 2023 (the “June 2023 Offering) to purchase 10,975,611 shares of common stock for $0.29 per share until June 21, 2028;
•	658,527 shares issuable upon the exercise of warrants issued to the placement agent of the June 2023 Offering for $0.5125 per share until June 21, 2028;
•	21,239,822 shares of common stock issuable upon the exercise of warrants issued to holders of our Series C Preferred Investment Options pursuant to an inducement letter agreement, dated August 14, 2023, for $0.3201 per share until August 17, 2028 (the “August 2023 Offering”); and
•	637,195 shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the August 2023 Offering to purchase 637,195 shares of common stock for $0.4001 per share until August 17, 2028.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and Preferred Stock, certain provisions of our amended and restated articles of incorporation, as amended (“Articles of Incorporation”), our amended and restated bylaws, as amended (“Bylaws”) and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and our Bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, and the forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Authorized and Outstanding Capital Stock

Our authorized capital stock presently consists of two hundred million 200,000,000 shares of common stock, par value $0.0001 per share, and five million 5,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, which consists of (i) 4,268 authorized shares of Series C Preferred Stock, (ii) 5,775 authorized shares of Series D Preferred Stock, (iii) 15 authorized shares of Series E Preferred Stock, (iv) 2,500 authorized shares of Series F Preferred Stock, (v) 2,500 authorized shares of Series G Preferred Stock, and (vi) 50,000 shares of Series H Preferred Stock. As of December 12, 2023, we had 36,915,222 shares of common stock, 2,500 shares of Series F Preferred Stock, and 2,500 shares of Series G Preferred Stock issued and outstanding.

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Common Stock

Voting. Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends. Subject to the dividend rights of the holders of any outstanding series of Preferred Stock, holders of shares of common stock will be entitled to receive rateably such dividends, if any, when, as, and if declared by our Board of Directors (“Board”) out of our assets or funds legally available for such dividends or distributions.

Liquidation and Distribution. In the event of any liquidation, dissolution, or winding up of our affairs, holders of the common stock would be entitled to share rateably in our assets that are legally available for distribution to our stockholders. If we have any Preferred Stock outstanding at such time, holders of the Preferred Stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, we must pay the applicable distributions to the holders of our Preferred Stock before we may pay distributions to the holders of common stock.

Conversion, Redemption, and Preemptive Rights. Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions. There are no sinking fund provisions applicable to the common stock.

Preferred Stock

Pursuant to our Articles of Incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series. Our Board may designate the rights, preferences, privileges, and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of Preferred Stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of Preferred Stock. As of December 12, 2023, our Board has designated the following series of preferred stock: (i) 4,268 authorized shares of Series C Preferred Stock; (ii) 5,775 authorized shares of Series D Preferred Stock; (iii) 15 authorized shares of Series E Preferred Stock, (iv) 2,500 authorized shares of Series F Preferred Stock, (v) 2,500 authorized shares of Series G Preferred Stock, and (vi) 50,000 shares of Series H Preferred Stock. As of December 12, 2023, 2,500 shares of Series F Preferred Stock and 2,500 shares of Series G Preferred Stock are outstanding.

Series F Preferred Stock and Series G Preferred Stock

On February 15, 2022, we Certificate of Designations establishing our Series F Preferred Stock and Series G Preferred Stock. The Series F Preferred Stock and Series G Preferred Stock have the following rights:

•	The Series F Preferred Stock and Series G Preferred Stock are entitled to receive dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid;
•	No voting rights, except for rights outlined in the Certificate of Designation or required by law;
•	Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Series F Preferred Stock and Series G Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series F Preferred Stock and Series G Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock;
•	The Series F Preferred Stock and Series G Preferred Stock are convertible into common stock at any time, at the election of the holder. The conversion rate is determined by dividing the $1,000 stated value of the Series F Preferred Stock and Series G Preferred Stock by the conversion price, subject to adjustments for stock dividends and stock splits or the occurrence of a fundamental transaction. The original conversion price was $0.20 but was increased to $30 after given effect to the Company’s 1-for-150 reverse stock split in April 2022.

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Warrants and Preferred Investment Options

August 2023 Reset of Series C Preferred Investment Exercise Price and Issuance of Series E Common Warrants

On August 14, 2023, we entered into an inducement offer letter agreement (the “Inducement Letter”) with certain holders of then existing Series C preferred investment options issued in the November 2022 private placement discussed below.

Pursuant to the Inducement Letter, the holders agreed to exercise their Series C preferred investment options for cash for an aggregate of 10,619,911 shares of the Company’s common stock at a reduced exercise price of $0.3201 per share in consideration for the Company’s agreement to issue Series E common stock purchase warrants (the “Series E Common Warrants”), as described below, to purchase up to 21,239,822 shares of the Company’s common stock (the “Series E Common Warrant Shares”), subject to beneficial ownership limitations. The transaction closed on August 17, 2023. The Company received aggregate gross proceeds of approximately $3.4 million from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees and other offering expenses payable by the Company.

Each Series E Common Warrant is exercisable for $0.3201 per share immediately upon issuance and expires on the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise of the Series E Common Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rate distributions, reorganizations, or similar events affecting the Company’s common stock and the exercise price. If, at the time a holder exercises its Series E Common Warrants, a registration statement registering the resale of the Series E Common Warrant Shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series E Common Warrants.

We also issued the placement agent warrants to purchase 637,195 shares of common stock on the same terms as the Series E Common Warrants except for an exercise price equal to $0.4001 per share.

June 2023 Offering

On June 23, 2023, we completed a public offering of (i) 6,089,025 shares of common stock; (ii) pre-funded warrants to purchase 4,886,586 shares of common stock; and (iii) 10,975,611 Series D warrants (the “Series D Common Warrants”) to purchase 10,975,611 shares of common stock of the Company. The offering price of each share of common stock and accompanying Series D Common Warrant was $0.41, and the offering price of each pre-funded warrant and accompanying Class D Common Warrant was $0.4099.

Subject to certain ownership limitations described in the Series D Common Warrants, the Series D Common Warrants have an exercise price of $0.29 per share of Common Stock, are exercisable upon issuance and will expire five years from the date of issuance. The exercise price of the Series D Common Warrants is subject to adjustment for stock splits, reorganizations, recapitalizations and similar capital transactions as described in the Series D Common Warrants.

The securities offered pursuant to the Registration Statement on Form S-1 (File No. 333-271181), as amended, which was declared effective by the Securities and Exchange Commission on June 21, 2023.

The Company received net proceeds of approximately $3.7 million from the offering, after deducting the estimated offering expenses payable by the Company, including the placement agent fees. The Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital.

November 2022 Private Placement

On November 17, 2022, we consummated a private placement of (i) 982,466 shares of common stock; (ii) pre-funded warrants to purchase an aggregate of 1,637,445 pre-funded warrant shares; and (iii) Series C preferred investment options to purchase 10,619,911 preferred investment option shares.

The purchase price of each share of common stock and associated Series C preferred investment option was $2.862692 and the purchase price of each pre-funded warrant and associated Series C preferred investment option was $2.862592. The aggregate gross proceeds to us from the private placement were approximately $7.5 million, before deducting placement agent fees and other offering expenses.

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Each pre-funded warrant was exercisable for $0.0001 per share of common stock until all of the pre-funded warrants are exercised in full. The pre-funded warrants are exercisable on a “cashless” basis, subject to beneficial ownership limitations. Each Series C preferred investment option was exercisable for one share of common stock for $2.356 per share until the third anniversary date of the issuance date, subject to beneficial ownership limitations and adjustment for stock splits, recapitalization and reorganization. On November 23, 2022, we filed a registration statement on Form S-1 (File No. 333-268537) thereby registering the shares of common stock, and shares of common stock issuable upon the exercise of the pre-funded warrants, Series C preferred investment options, and shares of common stock issuable upon the exercise of warrants granted to the placement agent of the private placement. The Form S-1 was declared effective by the SEC on December 2, 2022.

On August 14, 2023, we entered into an inducement offer letter agreement (the “Inducement Letter”) with certain holders of existing Series C preferred investment options issued in the November 2022 private placement discussed below (the “Existing Warrants”) to purchase shares of common stock of the Company. Pursuant to the Inducement Letter, the holders agreed to exercise for cash their Series C preferred investment options to purchase an aggregate of 10,619,911 shares of the Company’s common stock at a reduced exercise price of $0.3201 per share in consideration for the Company’s agreement to issue new common stock purchase warrants. See “August 2023 Reset of Series C Preferred Investment Exercise Price and Issuance of Series E Common Warrants.”

In connection with the November 2022 private placement, the purchasers agreed to cancel their Series A and Series B preferred investment options to purchase up to an aggregate of 8,000,000 shares of our common stock which were previously issued to the investors in the July 2022 Private Placement discussed below.

July 2022 Private Placement

On July 27, 2022, we consummated a private placement (i) 700,000 shares of common stock; (ii) 3,300,000 pre-funded warrants; (iii) 4,000,000 Series A preferred investment options; and (iv) 4,000,000 Series B preferred investment options. The purchase price of each share of common stock and associated preferred investment options was $5.00 and the purchase price of each pre-funded warrant and associated preferred investment options was $4.9999.

Each pre-funded warrant was exercisable for $0.0001 per share of common stock until all of the pre-funded warrants are exercised in full. The preferred warrants were exercisable on a “cashless” basis. Each Series A preferred investment option was exercisable for one share of common stock for $5.00 per share until the third anniversary date of the issuance date, subject to beneficial ownership limitations. Each Series B preferred investment option was exercisable for one share of common stock for $5.00 per share until the second anniversary date of the issuance date. The preferred warrants were exercisable on a “cashless” basis. The Series A and Series B preferred investment options were exercisable on a “cashless basis” if there was no effective registration for the underlying shares of common stock.

On August 3, 2022, we filed a registration statement on Form S-1 (File No. 333-266496) thereby registering the shares of common stock, and shares of common stock issuable upon the exercise of the pre-funded warrants, Series A and Series B preferred investment options and Series B preferred options and 240,000 shares of common stock issuable upon the exercise of warrants granted to certain designees of H.C. Wainwright & Co., LLC (“Wainwright”), the placement agent of the placement offering. The Form S-1 was declared effective by the SEC on August 12, 2022.

In connection with the November 2022 Private Placement discussed above, the purchasers agreed to cancel their Series A and Series B preferred investment options.

June 2022 Offering

On June 22, 2022, we completed a public offering of (i) 772,157 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock for $1.90 per unit; and (ii) 2,385,738 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one warrant, for $1.8999 per pre-funded unit. Subject to beneficial ownership limitations described in the warrants, the warrants have an exercise price of $1.90 per share of common stock, subject to beneficial ownership limitations, immediately upon issuance until the fifth anniversary of the issuance date. The exercise price of the warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the warrants.

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The shares of common stock and warrants underlying the units, the warrants and pre-funded warrants underlying the pre-funded units and the placement agent warrants described above and the underlying shares of common stock were offered pursuant to the Registration Statement on Form S-1 (File No. 333-264930), as amended, which was declared effective by the SEC on June 17, 2022.

In consideration for their services, we issued the placement agent warrants to purchase up to an aggregate of 240,000 shares of common stock for $6.25 per share until July 28, 2025.

We received net proceeds of approximately $5.1 million from the offering, after deducting the estimated offering expenses payable by us, including the placement agent fees.

February 2022 Offering

On February 15, 2022, we entered into a Securities Purchase Agreement with institutional investors named therein, pursuant to which we issued, in a registered direct offering, an aggregate of $6,000,000 of Preferred Stock (split evenly among Series F Preferred Stock and Series G Preferred Stock, the “Preferred Stock”). The shares of Preferred Stock have a stated value of $1,000 per share and are convertible, following the date of the issuance thereof, into an aggregate of 83,334 shares of our common stock upon the conversion of Series F Preferred Stock and into an aggregate of 83,334 shares of our common stock upon the conversion of Series G Preferred Stock, at a conversion price of $30 per share each.

The Series F Preferred Stock and Series G Preferred Stock and the underlying shares of Common Stock were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-252630) (the “Registration Statement”), which was declared effective by the SEC on February 8, 2021. In a concurrent private placement, we also issued to such investors unregistered warrants to purchase up to an aggregate of 125,000 shares of our common stock, at an exercise price of $37.65 per share.

As compensation to Wainwright, as the exclusive placement agent in connection with the offering, we issued Wainwright warrants to purchase up to 10,000 shares of common stock for exercisable for $37.50, subject to adjustments for stock splits, recapitalizations and reorganizations, until February 15, 2027.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of our Articles of Incorporation, Bylaws, and the Nevada Revised Statutes (“NRS”) could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended; our amended and restated bylaws, as amended, and the relevant provisions of the NRS.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and Preferred Stock are available for future issuance, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred Stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Blank-Check Preferred Stock

Our authorized capital includes “blank check” Preferred Stock. Our Board has the authority to issue Preferred Stock in one or more classes or series and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any Preferred Stock that may be issued in the future. The issuance of additional Preferred Stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

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Action by Written Consent

Our Bylaws and the NRS permit actions that may be taken at a meeting of our stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our Bylaws and Rule 14a-8 of the Exchange Act.

Special Meetings

Our Bylaws provide that special meetings of stockholders may only be called by the President or Chief Executive Officer. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting unless all stockholders entitled to vote are present and consent.

Board Vacancies

Our Bylaws provide that any vacancy on our Board, howsoever resulting, may be filled by a majority vote of the remaining directors.

Removal of Directors

Our Bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be altered, amended or repealed at any meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Indemnification of Officers and Directors and Insurance

Our Bylaws provide for the limitation of liability of our directors and the indemnification of our directors and officers to the fullest extent permitted under Nevada law. Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Nevada law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm to us or our stockholders. Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Nevada law.

Under Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Nevada Anti-Takeover Statutes

The NRS contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the NRS, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of two years following the date such stockholder becomes an interested stockholder. The NRS defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the NRS generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation” held by an “acquiring person,” unless such voting rights are conferred by a majority vote of the disinterested stockholders. “Control shares” are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person (i) acquire or offer to acquire in an acquisition of a controlling interest and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An “issuing corporation” is a corporation organized in Nevada that has two hundred or more stockholders, at least one hundred of who are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The NRS also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.

Equity Incentive Options and Restricted Stock Units

As of [____], 2023, we had [____] stock options and RSUs issued and outstanding.

Outstanding Warrants and Investment Options

As of [____], 2023, the following warrants were outstanding:

•	warrants issued to the placement agent exercisable for 133 shares of common stock for $1,500 per share until August 18, 2024;
•	Series A Warrants exercisable for 622 shares of common stock for $5,505 per share until January 24, 2024;
•	102,450 warrants issued outstanding from June 2020 raise.

•	warrants issued in connection with a July 2021 private placement offering exercisable for 153,433 shares of common stock for $121.50 per share until July 14, 2026;
•	warrants issued to the placement agent in connection with the July 2021 private placement for 18,412 shares of common stock for $162.94 per share until July 14, 2026;
•	warrants issued to the investors of the Series F Preferred Stock and Series G Preferred Stock exercisable for 125,000 shares of common stock for $37.65 per share until February 15, 2027;
•	warrants issued to the placement agent in connection with the February 2022 Offering exercisable for 10,000 shares of common stock for $7.50 per share until February 15, 2027;
•	warrants exercisable for 5,000 shares of common stock for $1.90 per share until June 22, 2027;
•	warrants issued to the placement agent in connection with the June 2022 public offering exercisable for 189,474 shares of common stock for $2.375 per share until June 22, 2027;
•	warrants issued to the placement agent in connection with the July 2022 private placement exercisable for 240,000 shares of common stock for $6.25 per share until July 28, 2025;
•	preferred investment options issued to the placement agent in connection with the November 2022 private placement exercisable for 157,195 shares of common stock for $3.578365 per share until November 17, 2025.
•

On June 23, 2023, the Company completed a public offering (the “June 2023 Offering”) of (i) 6,089,025 shares of common stock (“June 2023 Common Shares”), (ii) 4,886,586 prefunded warrants (the “June 2023 Prefunded Warrants”) to purchase 4,886,586 shares of common stock of the Company (the “June 2023 Prefunded Warrant Shares”); and (iii) 10,975,611 Series D warrants (the “Series D Common Warrants”) to purchase 10,975,611 shares of common stock of the Company (the “Series D Common Warrant Shares”). The offering price of each June 2023 Common Share and accompanying Series D Common Warrant was $0.41, and the offering price of each Prefunded Warrant and accompanying Class D Common Warrant was $0.4099.  The June 2023 Common Shares, June 2023 Prefunded Warrants, June 2023 Prefunded Warrant Shares, Series D Common Warrants and Series D Common Warrant Shares. The Company also issued 658,527 warrants to the placement agent of the June 2023 Offering.

•

On August, 14, 2023, the Company entered into an inducement offer letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series C preferred investment options (the “Existing Warrants”) to purchase shares of common stock of the Company. The Existing Warrants were issued on November 17, 2022 and had an exercise price of $2.356 per share (the “August Transaction”). Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 10,619,911 shares of the Company’s common stock at a reduced exercise price of $0.3201 per share in consideration for the Company’s agreement to issue new common stock purchase warrants to purchase up to 21,239,822 shares of the Company’s common stock. We also issued 637,195 warrants to the placement agent to purchase 637,195 shares of common stock for $0.4001 per share until August 18, 2028.

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Nevada Business Combination Statutes

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for two years after the date of the transaction in which the person became an interested stockholder unless the transaction is approved by the Board before the date the interested stockholder obtained such status or the combination is approved by the Board and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the Board prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or
•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of Preferred Stock, the highest liquidation value of the Preferred Stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the corporation, (c) more than 10% of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within two years, did own) 10% or more of the voting power of the outstanding voting shares of a corporation. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent and Registrar

Our transfer agent and registrar is Vstock Transfer, LLC located at 18 Lafayette Pl, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

Nasdaq Capital Market

Our common stock is listed on Nasdaq under the symbol “TBLT.” There is no established public trading market for the pre-funded warrants or the Series F Common Warrants that are part of this offering, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants or the Series F Common Warrants on any securities exchange or other nationally recognized trading system.

Penny Stock Regulation

The SEC has adopted regulations that generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our common stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering will in all likelihood find it more difficult to sell their common stock shares in the secondary market.

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Dividend Policy

On September 21, 2023, the Company declared a dividend of one one-thousandth (0.001) of a share of Series H Preferred Stock, par value $0.0001 per share, for each outstanding share of the Company’s common stock, par value $0.0001 per share to stockholders of record at 5:00 p.m. Eastern Time on October 2, The Series H Preferred Stock has specific voting rights but virtually no economic benefit or risk. Other than the Series H Preferred Stock, we have never declared a dividend for our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities. See “Description of Capital Stock; Preferred Stock; Series H Preferred Stock; Voting Rights” for a description of the voting rights of the Series H Preferred Stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to [____]  shares of our common stock and accompanying Series F Common Warrants to purchase up to [____] shares of common stock. We are also offering up to [____] pre-funded warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stock that would result in such excess ownership. Each pre-funded warrant will be exercisable for one share of common stock. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. No warrants for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and Series F Common Warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Series F Common Warrants

The following is a summary of certain terms and provisions of the Series F Common Warrants that are being offered hereby and is not complete and is subject to, and qualified in its entirety by, the provisions of the Series F Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series F Common Warrants for a complete description of the terms and conditions of the Series F Common Warrants.

Duration and Exercise Price

Each Series F Common Warrant offered hereby will have an exercise price equal to $[____]. The Series F Common Warrants will be immediately exercisable and may be exercised until the five year anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise of the Series F Common Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The Series F Common Warrants will be issued separately from the common stock or pre-funded warrants, respectively, and may be transferred separately immediately thereafter.

Exercisability

The Series F Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series F Common Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

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Cashless Exercise

If, at the time a holder exercises its Series F Common Warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the Series F Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series F Common Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Series F Common Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of the Series F Common Warrants, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Series F Common Warrants are exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Series F Common Warrants have the right to require us or a successor entity to redeem the Series F Common Warrants for cash in the amount of the Black-Scholes Value (as defined in the Common Warrants) of the remaining unexercised portion of the Series F Common Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our Board, the holders of the Series F Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Series F Common Warrants that are being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, the Series F Common Warrants may be transferred at the option of the holder upon surrender of the Series F Common Warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Series F Common Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series F Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series F Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series F Common Warrants will be extremely limited. The shares of common stock issuable upon exercise of the Series F Common Warrants are currently traded on Nasdaq.

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Right as a Stockholder

Except as otherwise provided in the Series F Common Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of Series F Common Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s Series F Common Warrants. The Series F Common Warrants provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Waivers and Amendments

No term of the Series F Common Warrants may be amended or waived without the written consent of the holder.

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

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Trading Market

There is no established trading market for the pre-funded warrants, and we do not expect an active trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The shares of common stock issuable upon exercise of the pre-funded warrants are currently traded on Nasdaq.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such holder exercise their pre-funded warrants. The pre-funded warrants provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees the placement agent warrants to purchase up to 6.0% of the aggregate number of shares of common stock sold in this offering (including the pre-funded warrants issued in this offering), at an exercise price equal to 125% of the public offering price per share of common stock and accompanying Series F Common Warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering. The placement agent warrants issued in this offering will otherwise have substantially the same terms as the Series F Common Warrants. The placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions during the last two fiscal years to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements with our named executive officers.

PLAN OF DISTRIBUTION

We have engaged ____________ to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The placement agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered pursuant to this prospectus.

The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. This is a best efforts offering and there is no minimum amount of proceeds that is a condition to closing of this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers who enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 60 days from closing of the offering, subject to certain exceptions.  The placement agent may engage one or more sub-agents or selected dealers in connection with the offering.

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The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

•	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act;
•	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and
•	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock, and no subsequent equity sales for 60 days, subject to certain exceptions.

Delivery of the securities offered hereby is expected to occur on or about [____], subject to satisfaction of certain customary closing conditions.

Fees and Expenses

The following table shows the per share and accompanying Series F Common Warrant, and per pre-funded warrant and accompanying Series F Common Warrant, and total placement agent fees we will pay in connection with the sale of the securities in this offering based on the assumed offering price of $[____] per share and accompanying Series F Common Warrant (assuming an offering with gross proceeds of $[____]).

	Per Share and Accompanying Series F Common Warrant	Per Pre- Funded Warrant and Accompanying Series F Common Warrant	Total
Public offering price (1)	$	$	$
Placement Agent fees	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	Based on an assumed offering price of $[____] per share and accompanying Series F Common Warrant. The final offering price per share of common stock and accompanying Series F Common Warrant, or pre-funded warrant and accompanying Series F Common Warrant, as the case may be, will be determined by the Company, Placement Agent and the investors in this offering and may be a discount to the market price of the Company’s common stock.

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the aggregate gross proceeds raised in the offering and a management fee equal to 0.5% of the gross proceeds raised in this offering. We will reimburse the placement agent a non-accountable expense allowance of $50,000, for its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000, and for its clearing expense in an amount up to $15,950 in connection with this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $[____]. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $[____] million.

Placement Agent Warrants

In addition, we have agreed to issue the placement agent warrants to the placement agent or its designees to purchase up to 6.0% of the aggregate number of shares of common stock and pre-funded warrants sold in this offering, at an exercise price equal to 125% of the public offering price per share and accompanying Series F Common Warrant to be sold in this offering. The placement agent warrants will be exercisable upon issuance and will expire five years from the commencement of sales under this offering. The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

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Right of First Refusal

Subject to consummation of the offering, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the exclusive book-running manager, underwriter or placement agent, as applicable, if we decide to raise capital through a public offering (including an at-the-market facility) or private placement or any other capital-raising financing of equity, equity-linked or debt securities (other than a traditional debt facility or venture debt facility or an equity line of credit) pursuant to which we engage an investment bank or broker/dealer at any time prior to the six (6) months following the consummation of this offering, which right of first refusal shall not have a duration of more than three years from the commencement of sales of the offering or the termination date of the engagement agreement in compliance with FINRA Rule 5110(g)(6)(A).

Tail

In the event that any investors that were contacted by the placement agent or were introduced to us by the placement agent during the term of our engagement agreement with the placement agent provide any capital to us in a public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”) within six (6) months following the termination or expiration of our engagement agreement with the placement agent, we shall pay the placement agent the cash and warrant compensation provided above on the gross proceeds raised in such Tail Financing from such investors.

Determination of Offering Price

The combined public offering price per share and Series F Common Warrant and the combined public offering price per pre-funded warrant and Series F Common Warrant we are offering and the exercise prices and other terms of the pre-funded warrants and Series F Common Warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the pre-funded warrants and Series F Common Warrants include the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, subject to certain customary exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Transfer Agent and Registrar

The transfer agent for our common stock is Vstock Transfer, LLC.

Nasdaq Listing

Our common stock is currently listed on Nasdaq under the symbol “TBLT”. On [____], 2023, the closing price per share of our common stock was $[____].

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Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments that the placement agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The placement agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent may in the future receive customary fees and commissions for these transactions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement and subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023;

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•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2023 filed with the SEC on May 22, 2023;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 filed with the SEC on August 21, 2023;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 filed with the SEC on November 20, 2023;
•	our Preliminary Schedule 14A filed with the SEC on October 19, 2023;
•	Amendment No. 1 to our Preliminary Schedule 14A filed with the SEC on October 25, 2023;
•	our Definitive Schedule 14A filed with the SEC on October 30, 2023;
•	our Current Reports on Form 8-K and any amendments thereto filed with the SEC on January 4, 2023, June 26, 2023, July 11, 2023, August 16, 2023, September 31, 2023, November 21, 2023 and December 11, 2023;
•	our Form 8-A12G (File No. 000-56595) filed with the SEC on September 21, 2023; and
•	our Form 8-A12B (File No. 001-38739) filed with the SEC on November 8, 2018.

In addition, all other reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Mr. Martin Galstyan

Chief Financial Officer

ToughBuilt Industries, Inc.

8669 Research Drive

Irvine, CA 92618

Telephone: (949) 528-3100

You may also access these filings on our website at www.toughbuilt.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

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We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at www.sec.gov.

We maintain a website at www.toughbuilt.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.  is acting as counsel for the placement agent with respect to the offering.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and incorporated by reference into in this prospectus have been audited by Marcum, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) given upon their authority as experts in auditing and accounting.

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Up to [____] Shares of Common Stock

Up to [____] Pre-funded Warrants to Purchase up to [____] Shares of Common Stock

Up to [____] Series F Common Warrants to Purchase up to [____] Shares of Common Stock

Placement Agent Warrants to Purchase up to [____] Shares of Common Stock

 (and Shares of Common Stock underlying the Series F Common Warrants, pre-funded warrants and Placement Agent Warrants)

ToughBuilt Industries, Inc.

PRELIMINARY PROSPECTUS

______________

The date of this prospectus is    , 2023.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee:

Amount
SEC registration fee	$
FINRA filing fee
Legal fees and expenses
Accounting fees and expenses
Miscellaneous		*
Total expenses	$	*

*Estimated.

Item 14. Indemnification of Directors and Officers.

Our articles of incorporation, as amended, and amended and restated bylaws, as amended, provide that, to the fullest extent permitted by the laws of the State of Nevada, any of our officers or directors who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at our request as one of our directors, officers, employees or agents, or while serving as our director or officer, is or was serving or has agreed to serve at our request as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on the indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was our director, officer, employee or agent, or while serving as our director or officer, is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to us unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the indemnitee’s conduct was unlawful.

II-1

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

In any placement agent agreement we enter into in connection with the sale of the securities being registered hereby, the placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

August 2023 Reset of Series C Preferred Investment Exercise Price and Issuance of Series E Common Warrants.

On August 17, 2023, we issued an aggregate of 21,239,822 warrants to the holders of our Series C preferred investment option issued in the November 2022 private placement discussed below. Each warrant is exercisable for $0.3201 per share immediately upon issuance and expires on the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise of the Series E Common Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rate distributions, reorganizations, or similar events affecting the Company’s common stock and the exercise price. If, at the time a holder exercises its Series E Common Warrants, a registration statement registering the resale of the Series E Common Warrant Shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series E Common Warrants.

We also issued the placement agent warrants to purchase 637,195 shares of common stock on the same terms as the Series E Common Warrants except for an exercise price equal to $0.4001 per share.

The shares and warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act promulgated thereunder. The use of proceeds was for general working capital purposes.

November 2022 Private Placement

On November 17, 2022, we issued (i) 982,466 shares of common stock; (ii) pre-funded warrants to purchase an aggregate of 1,637,445 shares of common stock; and (iii) Series C preferred investment options to purchase 10,619,911 shares of common stock. The purchase price of each share and associated Series C preferred investment option was $2.862592 and the purchase price of each pre-funded warrant and associated preferred investment option was $2.862592.

We also issued the placement agent a warrant to purchase 157,195 shares of common stock. The placement agent preferred investment options are in substantially the same form as the Series C preferred investment options, except that the exercise price is approximately $3.578365 per share.

The shares, pre-funded warrants, Series C preferred investment options and warrants issued to the placement agent were issued pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The use of proceeds was for general working capital purposes.

II-2

July 2022 Private Placement

On July 27, 2022, we completed a private placement of (i) 700,000 shares of common stock, (ii) 3,300,000 pre-funded warrants; (iii) 4,000,000 Series A preferred investment options; and (iv) 4,000,000 Series B preferred investment options. The purchase price of each share of common stock and associated Series A preferred investment option and Series B preferred investment option was $5.00 and the purchase price of each pre-funded warrant and associated Series A preferred investment option and Series B preferred investment option was $4.9999.

Subject to certain beneficial ownership limitations, each (i) pre-funded warrant was exercisable for $0.0001 per share of common stock until all of the pre-funded warrants were exercised in full; (ii) Series A preferred investment option was exercisable for one share of common stock for $5.00 per share until the third anniversary date of the issuance date; and (iii) Series B preferred investment option was exercisable for one share of common stock for $5.00 per share until the second anniversary date of the issuance date. The preferred warrants are exercisable on a “cashless” basis. The Series A and Series B preferred investment options are exercisable on a “cashless basis” if there is no effective registration for the underlying shares of common stock.

In consideration for their services, we issued the placement agent warrants to purchase up to an aggregate of 240,000 shares of common stock for $6.25 per share until July 28, 2025.

The Series A and Series B preferred investment options were canceled in connection with the November 2022 private placement discussed above.

The placement shares and warrants were offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The use of proceeds was for general working capital purposes.

February 2022 Offering

In connection with our registered direct offering of Series F Preferred Stock and Series G Preferred Stock on February 15, 2022, we issued such investors unregistered warrants (the “Investor Warrants”) to purchase up to an aggregate of 125,000 shares of our common stock, at an exercise price of $37.65 per share. As part of their compensation, we also issued the placement agent warrants to purchase 10,000 shares of common stock for exercisable for $37.50, subject to adjustments for stock splits, recapitalizations and reorganizations, until February 15, 2027 (the “Placement Agent Warrants”).

We issued the Investor Warrants and the Placement Agent Warrants pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2) of Regulation D promulgated thereunder. The Company used the net proceeds of the offering for general working capital purposes.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.
(b)	Financial Statement Schedules: All schedules are omitted because the required information is inapplicable, or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	The undersigned registrant hereby undertakes that:

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(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.:	Description of Exhibit:	Previously Filed and Incorporated by Reference herein:	Date Filed:
1.1	At The Market Offering Agreement, dated December 7, 2020, between ToughBuilt Industries, Inc. and H.C. Wainwright & Co., LLC	Exhibit 1.1 to Registration Statement on Form S-3 (File No. 333-251185)	December 7, 2020
1.2	At The Market Offering Agreement, dated February 1, 2021, between ToughBuilt Industries, Inc. and H.C. Wainwright & Co., LLC	Exhibit 1.1 to Registration Statement on Form S-3 (File No: 333-252630)	February 2, 2021
3.1	Articles of Incorporation, dated April 9, 2012	Exhibit 3.1 to Registration Statement on Form S-1	July 9, 2018
3.1.2	Certificate of Amendment, dated December 29, 2015	Exhibit 3.1 to Registration Statement on Form S-1	July 9, 2018
3.1.3	Certificate of Change Pursuant to NRS 78.209, dated October 5, 2016	Exhibit 3.1 to Registration Statement on Form S-1	July 9, 2018
3.1.4	Certificate of Change Pursuant to NRS 78.209, dated September 13, 2018	Exhibit 3.4 to Registration Statement on Form S-1/A	September 19, 2018
3.1.5	Certificate of Designation of Class B Convertible Preferred Stock, dated October 5, 2016	Exhibit 3.3 to Registration Statement on Form S-1	July 9, 2018
3.1.6	Certificate of Amendment to the Certificate of Incorporation, dated January 17, 2020	Exhibit 3.1 to Current Report on Form 8-K	January 17, 2020
3.1.7	Certificate of Designation of Series E Non-Convertible Preferred Stock dated as of March 26, 2021	Exhibit 3.1 to Current Report on Form 8-K	April 1, 2021
3.1.8	Certificate of Designation of Series F Convertible Preferred Stock dated as of February 15, 2022	Exhibit 3.1 to Current Report on Form 8-K	February 17, 2022
3.1.9	Certificate of Designation of Series G Convertible Preferred Stock dated as of February 15, 2022	Exhibit 3.2 to Current Report on Form 8-K	February 17, 2022
3.1.10	Certificate of Amendment to the Articles of Incorporated, dated as of April 22, 2022	Exhibit 3.1 to Current Report on Form 8-K	April 22, 2022
3.1.11*	Certificate of Designation of Series H Preferred Stock dated September 21, 2023
3.2	Amended and Restated Bylaws, dated July 6, 2016	Exhibit 3.2 to Registration Statement on Form S-1	July 9, 2018
3.2.1	Amendment to Amended and Restated Bylaws of ToughBuilt Industries, Inc., effective as of October 6, 2022	Exhibit 10.1 to Current Report on Form 8-K	October 7, 2022
4.1	Warrant, dated November 20, 2020	Exhibit 4.1 to Current Report on Form 8-K	November 23, 2020
4.2	Form of Common Warrant dated as of July 14, 2021	Exhibit 4.1 to Current Report on Form 8-K	July 14, 2021
4.3	Form of Placement Agent Warrant dated as of July 14, 2021, issued by ToughBuilt Industries, Inc. to H.C. Wainwright & Co., LLC	Exhibit 4.2 to Current Report on Form 8-K	July 14, 2021

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4.4	Form of Common Warrant dated as of February 15, 2022, issued by ToughBuilt Industries, Inc. to certain purchasers	Exhibit 4.1 to Current Report on Form 8-K	February 17, 2022
4.5	Form of Placement Agent Warrant dated as of February 15, 2022, issued by ToughBuilt Industries, Inc. to H.C. Wainwright & Co., LLC	Exhibit 4.2 to Current Report on Form 8-K	February 17, 2022
4.6	Form of Warrant	Exhibit 4.6 to Registration Statement on Form S-1	May 13, 2022
4.7	Form of Pre-funded Warrant	Exhibit 4.7 to Registration Statement on Form S-1	May 13, 2022
4.8	Form of Placement Agent Warrant	Exhibit 4.8 to Registration Statement on Form S-1	May 13, 2022
4.9	Form of Warrant	Exhibit 4.1 to Form 8-K	June 23, 2022
4.10	Form of Pre-funded Warrant	Exhibit 4.2 to Form 8-K	June 23, 2022
4.11	Form of Placement Agent Warrant	Exhibit 4.3 to Form 8-K	June 23, 2022
4.12	Form of Pre-funded Common Stock Purchase Warrant	Exhibit 4.1 to Form 8-K	July 27, 2022
4.13	Form of Preferred Investment Option	Exhibit 4.2 to Form 8-K	July 27, 2022
4.14	Form of Series B Preferred Investment Option	Exhibit 4.3 to Form 8-K	July 27, 2022
4.15	Form of Placement Agent Preferred Investment Option	Exhibit 4.4 to Form 8-K	July 27, 2022
4.15	Form of Pre-funded Warrant, dated November 17, 2022	Exhibit 4.1 to Form 8-K	November 18, 2022
4.16	Form of Series C Preferred Investment Option, dated November 17, 2022	Exhibit 4.2 to Form 8-K	November 18, 2022
4.17	Form of Placement Agent Preferred Investment Option	Exhibit 4.3 to Form 8-K	November 18, 2022
4.18	Form of Series D Common Warrant	Exhibit 4.18 to Form S-1/A (File No. 333-271181)	June 16, 2023
4.19	Form of Pre-funded Warrant	Exhibit 4.19 to Form S-1/A (File No. 333-271181)	June 16, 2023
4.20	Form of Series E Warrant	Exhibit 4.1 to Form 8-K	August 15, 2023
4.21***	Form of Pre-funded Warrant issued in this offering
4.22***	Form of Series F Common Warrant issued in this offering
4.23***	Form of Placement Agent Warrant issued in this offering
5.1***	Opinion of Sichenzia Ross Ference Carmel LLP
10.1#	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Michael Panosian	Exhibit 10.3 to Registration Statement on Form S-1	July 9, 2018
10.2#	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Zareh Khachatoorian	Exhibit 10.4 to Registration Statement on Form S-1	July 9, 2018

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10.3#	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Josh Keeler	Exhibit 10.6 to Registration Statement on Form S-1	July 9, 2018
10.4#	Exchange Agreement, dated November 20, 2020, between ToughBuilt Industries, Inc. and the Investor	Exhibit 10.1 to Current Report on Form 8-K	November 23, 2020
10.5	Form of Securities Purchase Agreement dated as of July 11, 2021, by and between ToughBuilt Industries, Inc. and certain purchasers	Exhibit 10.1 to Current Report on Form 8-K	July 14, 2021
10.6	Form of Securities Purchase Agreement dated as of February 15, 2022, by and between ToughBuilt Industries, Inc. and certain purchasers	Exhibit 10.1 to Current Report on Form 8-K	February 17, 2022
10.7	Form of Letter Agreement dated as of February 18, 2022, between ToughBuilt Industries, Inc. and the purchasers pursuant to the Securities Purchase Agreement dated as of February 15, 2022	Exhibit 10.1 to Current Report on Form 8-K	February 23, 2022
10.8	Form of Lock-up Agreement	Exhibit 10.9 to Registration Statement on Form S-1	May 13, 2022
10.9	Warrant Repurchase Agreement, June 8, 2022, between ToughBuilt Industries, Inc. and Alto Opportunity Master Fund, Spc – Segregated Master Portfolio B	Exhibit 10.1 to Current Report on Form 8-K	June 9, 2022
10.10	Form of Securities Purchase Agreement, dated June 17, 2022	Exhibit 10.1 to Form 8-K	June 22, 2022
10.11	Form of Securities Purchase Agreement, dated as of July 25, 2022, by and among the Company and the Purchasers.	Exhibit 10.1 to Form 8-K	July 27, 2022
10.12	Form of Registration Rights Agreement, dated as of July 25, 2022, by and among the Company and the Purchasers.	Exhibit 10.2 to Form 8-K	July 27, 2022
10.13	Form of Securities Purchase Agreement, dated as of November 15, 2022, by and among the Company and the Purchasers.	Exhibit 10.1 to Form 8-K	November 18, 2022
10.14	Form of Registration Rights Agreement, dated as of November 15, 2022, by and among the Company and the Purchasers.	Exhibit 10.2 to Form 8-K	November 18, 2022
10.15#	Executive Employment Agreement, dated December 29, 20022, between ToughBuilt Industries, Inc., and Michael Panosian	Exhibit 10.1 to Form 8-K	January 4, 2023

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10.16#	Executive Employment Agreement, dated December 29, 2022, between ToughBuilt Industries, Inc., and Josh Keeler	Exhibit 10.2 to Form 8-K	January 4, 2023
10.17#	Executive Employment Agreement, dated December 29, 2022, between ToughBuilt Industries, Inc., and Martin Galstyan	Exhibit 10.3 to Form 8-K	January 4, 2023
10.18#	Executive Employment Agreement, dated December 29, 2022, between ToughBuilt Industries, Inc., and Zareh Khachatoorian	Exhibit 10.4 to Form 8-K	January 4, 2023
10.19#	2016 Equity Incentive Plan	Exhibit 4.7 to Form S-1/A	May 19, 2020
10.20#	2018 Equity Incentive Plan	Exhibit 4.11 to Form S-1/A	May 19, 2020
10.21#	2022 Equity Incentive Plan	Exhibit 4.1 to Form S-8	December 20, 2022
10.22	Form of Securities Purchase Agreement	Exhibit 10.22 to Form S-1/A (File No: 333-271181)	June 16, 2023
10.23	Inducement Letter, dated August 15, 2023	Exhibit 10.1 to Form 8-K	August 15, 2023
10.24***	Form of Securities Purchase Agreement in this offering
21.1	List of Subsidiaries	Exhibit 21.1 to Annual Report on Form 10-K	April 18, 2022
23.1*	Consent of Marcum LLP
23.2***	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on Signature Page hereto)
99.1	Audit Committee Charter	Exhibit 99.1 to Registration Statement on Form S-1	July 9, 2018
99.2	Compensation Committee Charter	Exhibit 99.2 to Registration Statement on Form S-1	July 9, 2018
99.3	Nominating and Corporate Governance Committee Charter	Exhibit 99.3 to Registration Statement on Form S-1	July 9, 2018
99.4	Whistleblower Policy	Exhibit 99.4 to Registration Statement on Form S-1	July 9, 2018
107*	Filing Fee Table

#	Management contract or compensatory plan.

* Filed herewith.

** Schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. We hereby undertake to furnish copies of such omitted materials supplementally upon request by the U.S. Securities and Exchange Commission.

*** To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 12th day of December 2023.

TOUGHBUILT INDUSTRIES, INC.

/s/ Michael Panosian
Name: Michael Panosian
Title: President, Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Panosian and Martin Galstyan his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Panosian	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 12, 2023
Michael Panosian

/s/ Martin Galstyan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2023
Martin Galstyan

/s/ Josh Keeler	Director	December 12, 2023
Josh Keeler

/s/ Robert Faught	Director	December 12, 2023
Robert Faught

/s/ Linda Moossaian	Director	December 12, 2023
Linda Moossaian

/s/ Chris Homeister	Director	December 12, 2023
Chris Homeister

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